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                                                                         Ex 10-3

                                                    EXECUTION COPY
                              SETTLEMENT AGREEMENT

         AGREEMENT made as of August 16, 1999 between World Color Press, Inc., a Delaware corporation (the "Company"), with offices at 340 Pemberwick Road, Greenwich, CT 06831, and Robert G. Burton (the "Executive").

         WHEREAS, the Executive is employed by the Company or by one of its wholly-owned consolidated subsidiaries;

         WHEREAS, Executive and the Company entered into a Change in Control Severance Agreement as of April 16, 1999 (the "CIC Agreement") (as attached hereto as Exhibit A), which provides for severance benefits upon certain terminations within two years following a "Change in Control" (as defined therein);

         WHEREAS, through a wholly-owned subsidiary, Quebecor Printing Inc. (the "Parent") intends to acquire the Company in a two-step transaction, and the consummation of the first step tender offer (the "Effective Date") will constitute a Change in Control under the CIC Agreement; PROVIDED, HOWEVER, that in the event the transaction is converted to a one-step merger, the Change in Control and therefore the Effective Date hereunder will occur upon the effective date of such merger;

         WHEREAS, the Executive's employment will be deemed terminated for Good Reason as defined under the CIC Agreement upon the Effective Date;

         WHEREAS, the Company and the Executive wish to enter into an agreement embodying the terms of their settlement and the Company wishes to encourage the Executive to become a member of the Board of Directors of Parent;

         NOW, THEREFORE, in consideration of the mutual agreement and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

              1. EFFECTIVE DATE. This Agreement shall be effective as of the Effective Date, if and only if such Effective Date occurs.

              2. SETTLEMENT BENEFITS. (a) The Executive (or his representative, beneficiary or estate, if applicable) shall be entitled to settlement benefits representing severance payments and noncompete payments including (i) a cash payment equal to $9,450,000, less applicable withholding taxes, which is three times the sum of the Executive's annual base salary and maximum bonus eligibility under the Company's Management By Objectives bonus plan, each as in effect immediately prior to the Effective Date; (ii) to the extent not already vested, 100% vesting of any and all equity-based awards granted to Executive; (iii) a cash payment equal to 100% payout under The World Color Press, Inc. Third Amended and Restated Supplemental Retirement Plan ("SERP") (as attached hereto as Exhibit B, and incorporated herein by reference), which the parties agree, assuming the Effective Date occurs August 12, 1999, equals $12,431,404, less applicable withholding taxes; (iv) a cash payment equal to $2,250,000, less applicable withholding taxes, which is 100% payout of the bonus for the fiscal year ended December 31, 1999 under the Company's Management by Objective bonus plan, assuming


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achievement of all performance targets and deeming the Executive to have been employed by the Company for all relevant periods to be entitled to such full payout; and (v) continuation for three years after the Effective Date of welfare and fringe benefit plans or programs that the Executive (and any beneficiary) is covered under or participating in immediately prior to the Effective Date (or substantially equivalent plans or programs on a benefit by benefit basis), subject to reduction of such employee welfare and fringe benefit plans upon re-employment and receipt by the Executive of comparable benefits under welfare and fringe benefit plans of a successor employer during such three-year period. Settlement benefits in (i), (iii) and (iv) above shall be paid as soon as practicable following the Effective Date, but in no event more than fourteen days thereafter.

                        (b) LEGAL AND ACCOUNTING FEES AND EXPENSES. The Company also shall pay to the Executive all legal and accounting fees and expenses incurred by the Executive as a result of termination of employment (including all such fees and expenses, if any, incurred in any dispute or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment of benefit provided by the Company). Such payments shall be made within five business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

              3. DIVERSIFICATION. The Executive shall be entitled to diversify his Parent stock holdings without limitation, other than as prohibited by law.

              4. BOARD MEMBERSHIP. The Executive shall be appointed to the Board of Directors of Parent as of the Effective Date.

              5. FULL SATISFACTION. The Executive hereby acknowledges and agrees that, except for the settlement benefits and subject to Paragraph 6 herein, the Executive will not be entitled to any other compensation or benefits from the Company or its affiliates, including, without limitation, any other severance or termination benefits (other than directors fees, if any).

              6. PAYMENTS OTHER THAN SETTLEMENT BENEFITS. The Executive shall be entitled to all compensation and other amounts accrued, due and owing to the Executive from the Company or under any employee benefit plan of the Company (including, without limitation, the vacation policy and the Cash Balance Plan) as of the Effective Date.

              7.   EXECUTIVE'S AGREEMENTS.

                        (a) NON-COMPETE. In consideration for the noncompete portion of the settlement benefits provided hereunder, the Executive hereby covenants and agrees that for the eighteen-month period following the Effective Date, he shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as a director, officer, employee, partner, consultant or otherwise with any Competing Business, other than as a shareholder or beneficial owner, directly or indirectly of


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five percent or less of the outstanding securities of a publicly held Competing
Business. For purposes of this Agreement, "Competing Business" means any business, firm or enterprise engaged in a business substantially similar to the Company's printing business as it exists at the time of the Effective Date within the same geographical locations in the United States in which the Company operates on the Effective Date. At least $6,270,000 of the settlement benefits provided herein is in exchange for this non-competition covenant.

                        (b) NON-SOLICITATION. The Executive hereby covenants and agrees that for the eighteen-month period following the Effective Date, he shall not directly or indirectly, (i) solicit any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, or (ii) solicit any customer of the Company or its affiliates to end its business relations with the Company or its affiliates.

                        (c) ENFORCEMENT. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Paragraph 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                   8. GOLDEN PARACHUTE GROSS-UP. If, in the written opinion of a nationally recognized accounting firm, selected by the Company and reasonably acceptable to the Executive for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service ("IRS"), the aggregate of the benefit payments and provisions under this Agreement and any other arrangement between the Executive and Parent or the Company (the "Payments") would cause the payment or provision of one or more of such benefits to constitute an "excess parachute payment" as defined in Section 280G(b) of the Code, then the Company will pay to the Executive an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (i) excise tax on the Payments, (ii) federal, state or local income tax on the Gross-Up Payment, (iii) excise tax on the Gross-Up Payment and
(iv) any penalty and interest relating to the Payments, to be equal to the aggregate remuneration the Executive would have received, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this Paragraph shall be made within ten days after the Effective Date or the date on which any Payment is made that is reasonably likely to constitute an "excess parachute payment"; PROVIDED, HOWEVER, that if the amount of the Gross-Up Payment cannot be finally determined at the time, the Company shall pay to the Executive an estimate as determined in good faith by the Company of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event after the earlier of (i) the date any related withholding taxes are due or (ii) the


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thirtieth day after the Effective Date or the date on which any Payment is made that is reasonably likely to constitute an "excess parachute payment."

              The Company agrees to reimburse the Executive for reasonable fees and expenses (including reasonable attorneys and accountants fees and expenses) in connection with any audit or assessment by the IRS if a claim ("Claim") arises out of, or results from the treatment or characterization by the IRS of any Payments made by Parent or the Company and for the cost of preparing the Executive's income tax returns for the year in which any Payment by Parent or the Company may be characterized as an excess parachute payment. The Executive shall notify the Company in writing of any such Claim as soon as practicable, but in no event later than ten business days after the Executive is informed of such Claim and shall cooperate with the Company in good faith to effectively contest the Claim. The Company shall, at its expense, control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and the Executive agrees to cooperate in the prosecution of such contest in such manner as the Company shall reasonably determine, subject to the Company's obligations hereunder; PROVIDED, HOWEVER, that no final resolution of such claim may be made by the Company without the Executive's consent if such resolution could adversely affect the Executive. Notwithstanding the foregoing, if the Company forgoes further prosecution of such contest, the Executive may elect to continue such prosecution and the Company shall cooperate with the Executive and shall be liable for the fees and expenses in connection with such further prosecution.

              9. NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

                        (a) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

                        (b) If to the Executive, to him at the address set forth below under the Executive's signature, or at any such other address as either party shall have specified by notice in writing to the other.

              6. DISPUTE. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of the Company of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the town of Greenwich, CT, using a mutually agreeable single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction


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thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and all reasonable attorney's and accountant's fees and expenses of the Executive in connection therewith.

              11. NO SET-OFF. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.

              12. NO MITIGATION OBLIGATION. The parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and, except with respect to reduction of employee welfare and fringe benefits, but only to the extent specifically provided for in Paragraph 2(a)(v), that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

              13.  SUCCESSORS:  BINDING AGREEMENT.

                        (a) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's assets, or any other change in control. The Company shall require any purchaser, assign, surviving corporation, or successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any purchaser, assign, surviving corporation or successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and assets of the Company whether by purchase, merger, consolidation, reorganization, transfer of all or substantially all of the business or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

                        (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                        (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Paragraph 13. Without


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limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale, encumbrance, charge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, other than by a transfer by his or her will or by the laws of descent and distribution. Any attempt, voluntary or involuntary, to effect any action prohibited by this Paragraph shall be null, void, and of no effect.

              14. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, HOWEVER, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

              15. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, except for the SERP, supersedes all prior agreements (including the CIC Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall affect the treatment of the Executive's stock options or restricted stock or the Executive's third party beneficiary rights under the Agreement and Plan of Merger among Parent, Printing Acquisition Inc. and the Company dated as of July 12, 1999.

              16. SEVERABILITY; ENFORCEMENT. If any provision of this Agreement, or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

              17. INDEMNIFICATION. The Company shall indemnify, defend, and hold the Executive harmless from and against any liability, damages, costs, or expenses (including legal and accounting fees and expenses) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Company, unless it is judicially determined, in a final, nonappealable order, that the Executive was guilty of gross negligence or willful misconduct. The Company also agrees to maintain directors and officer liability insurance for the benefit of the Executive for at least six years after the Effective Date; PROVIDED that the Company shall be deemed to

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maintain such insurance if Parent so maintains directors and officer liability insurance for the benefit of the Executive.

              18. GOVERNING LAW. This Agreement shall be interpreted, administered and enforced in accordance with the law of the State of Connecticut, except to the extent pre-empted by Federal law.

              19. COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


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              The parties have duly executed this Agreement as of the date first written above.


WORLD COLOR PRESS, INC.                           EXECUTIVE




---------------------------------                 ------------------------------
By:                                               Robert Burton
Title:                                            170 Clapboard Ridge Road
                                                  Greenwich, CT  06831